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                                                                 EXHIBIT 4(j)(i)



                                 Amendment No. 1

                                     to the


           First Supplemental Indenture, dated as of November 4, 2002 by and between

                   New York Community Bancorp, Inc., as Issuer

                                       and

                      Wilmington Trust Company, as Trustee

                                  regarding the

       6.000% Junior Subordinated Deferrable Interest Debentures due 2051


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         This Amendment No. 1 to the First  Supplemental  Indenture  dated as of
November 4, 2002 (this "Amendment No. 1") is made and entered into as of April 15, 2003, by and between New York Community Bancorp, Inc. as Issuer (the "Company") and Wilmington Trust Company, as Trustee (the "Trustee"), and also serves to amend the Indenture dated as of November 4, 2002 between the Company and the Trustee.

                                   WITNESSETH:

                                    ARTICLE I


         WHEREAS, the Issuer and the Trustee have executed and delivered an Indenture dated as of November 4, 2002 (the "Base Indenture") and a First Supplemental Indenture dated as of November 4, 2002 (the "Supplemental Indenture," and together with the Base Indenture, the "Indenture");

         WHEREAS, pursuant to the Indenture, the Issuer has established and issued a series of Debt Securities designated as its 6.000% Junior Subordinated Deferrable Interest Debentures due 2051 (the "Debentures") limited in aggregate principal amount to $283,505,200;


         WHEREAS, Section 2.11(a) of the Supplemental Indenture provides that, without the consent of Holders, the Company and the Trustee may amend the Indenture and the Debentures, among other things, to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or which is otherwise defective, or to make any other provision with respect to matters or questions arising under the Indenture which the Company and the Trustee may deem necessary or desirable and which shall not be inconsistent with the provisions of the Indenture; PROVIDED that such amendment does not adversely affect the interests of the Holders in any material respects; and

         WHEREAS, all capitalized terms used in this Amendment No. 1 and not specifically defined herein shall have the meaning ascribed to such terms in the Indenture;

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee agree that the Indenture shall be amended by amending Section 2.2 of the Supplemental Indenture to read in its entirety as follows:

                  Section 2.2       Maturity
                                    --------

                  The Debentures shall mature on November 1, 2051 (the "STATED MATURITY") unless reset in connection with a Remarketing to 180 days following the Remarketing Date in accordance with Section 6.6 of the Declaration. As provided in Section 6.6 of the Declaration, no Remarketing can occur, and, thus, no reset of the Stated Maturity can occur unless, among other things, there is a redemption of the Warrants of those holders who have not elected to exercise their Warrants prior to or on such date. Pursuant to Section 3.4(e) of the Warrant

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         Agreement,  the Company may not redeem the  Warrants  without the prior approval of the Federal Reserve.

                                   ARTICLE II

         2.1    Effectiveness.  This  Amendment No.  1  shall  become  effective
                -------------
immediately upon its execution and delivery by the Company and the Trustee.

         2.2    Confirmation.  This Amendment No. 1 and  the  First Supplemental
                ------------
Indenture shall henceforth be read together. Except as expressly set forth herein, the First Supplemental Indenture shall remain unchanged and is in all respect confirmed and preserved.

         2.3    Counterparts.  This   Amendment  No.  1   may   be  executed  in
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

         2.4 Governing Law. This Amendment No. 1 and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof.

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        IN  WITNESS WHEREOF, New  York  Community  Bancorp, Inc. and the Trustee
have duly authorized and executed this Amendment No. 1 as of the day and year first written above.


                                       NEW YORK COMMUNITY BANCORP,
                                       INC.

                                       By: /s/ Anthony E. Burke
                                           -------------------------------------
                                       Name:  Anthony E. Burke
                                       Title: Senior Executive Vice President
                                       and Chief Operating Officer


                                       WILMINGTON TRUST COMPANY, not in its
                                       individual capacity but solely as Trustee

                                       By: /s/ Christopher J. Slaybaugh
                                           -------------------------------------
                                       Name:  Christopher J. Slaybaugh
                                       Title: Financial Services Officer